Exhibit 99.1

                        CAM REPORTS FIRST QUARTER RESULTS

         NET INCOME UP 30% AND NEW X-CHARGE INSTALLS INCREASED BY 65%

        FOUNTAIN VALLEY, Calif., Feb. 7 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported net income for the three months ended December 31, 2006 increased 30% to $968,000, or $0.23 per fully diluted share, as compared to $742,000, or $0.18 per fully diluted share, for the same period of the prior fiscal year. Revenues for the three months ended December 31, 2006 increased to $7.2 million, compared to $7.0 million for the three months ended December 31, 2005.

      Record 1st Quarter Pre-Tax Income and Pre-Tax Profit Margin Achieved

        Pre-tax income for the first quarter ended December 31, 2006 was $1.5 million, which was a company record and up 25% from the three months ended December 31, 2005. Pre-tax profit margins for the quarter ended December 31, 2006 were also a record 21%, compared to 17% for the same period of the prior fiscal year. The higher pre-tax profit margins are primarily the result of a continuing change in revenue mix to higher margin, recurring X-Charge payment processing revenues, which represented 48% of total company revenues in the first quarter ended December 31, 2006, as compared to 37% in the same period of the prior fiscal year. Total recurring revenues, which includes payment processing and service revenues, were 68% of total revenues in the quarter ended December 31, 2006, as compared to 56% for the same period of the prior fiscal year.

                 X-Charge Performance - Record New Installations

        During the quarter ended December 31, 2006, the company installed a record 1,521 new X-Charge payment processing accounts, which is a 65% increase over the 922 X-Charge installations during the same period of the prior fiscal year. As of December 31, 2006, the company had more than 9,000 merchant accounts generating X-Charge revenues. The company's payment processing portfolio currently represents between $2.5 and $3 billion in annual payment processing volume. As of December 31, 2006, the company's X-Charge reseller base increased to 285 resellers who had earned residual income from their X-Charge payment processing accounts during the quarter.

                                  Cash Dividend

        In keeping with the company's previously stated policy to pay out approximately 75% or more of net income as a dividend to shareholders each quarter, the Board of Directors has declared a dividend of $0.18 per outstanding share for fiscal 2007 first quarter results, to be paid on April 16, 2007 to shareholders of record on April 4, 2007. This is a 29% increase in the dividend, or $0.04 per share, over the same quarter of the prior fiscal year. Even with quarterly pay out of dividends, the company's cash and cash equivalents plus marketable securities increased $817,000 to $24.5 million, or $6.10 per outstanding share, at December 31, 2006, compared to $23.7 million, or $5.97 per outstanding share, at September 30, 2006.

        Calculation of Cash and Marketable Securities Per Share

                                     DECEMBER 31,     SEPTEMBER 30,
                                        2006              2006
                                   ---------------   ---------------
Cash and cash equivalents          $    16,369,000   $    15,196,000
Marketable available-for-sale
 securities                              8,101,000         8,457,000
Total cash and marketable
 securities (numerator)            $    24,470,000   $    23,653,000
Shares outstanding (denominator)         4,013,000         3,961,000
Cash and marketable
 securities per share              $          6.10   $          5.97

        "While we are very happy with our continued progress with X-Charge payment processing revenues, our systems business continued to show disappointing results with system revenues coming in lower than expected," said Geoff Knapp, CEO. "However, the decrease in point-of-sale software sales over the same quarter of last fiscal year was only 2% and actually up slightly over the past three quarters, while hardware sales declined 29% in the comparable quarter, accounting for the largest part of the shortfall. Hardware sales carry our lowest margins. While the systems business remains a challenge, the X-Charge business looks very strong and shows no signs of slowing down. We are closely monitoring our revenue and cost structure on the system side of the business and working hard to improve system revenues."

                                 Conference Call

        The company will be holding a conference call to discuss the quarterly results. The conference call will take place at 4:30 p.m. Eastern Time, on Wednesday, February 7, 2007. Anyone interested in participating should call 888-243-1152, if calling within the United States, or 973-582-2868, if calling internationally. There will be a playback available until February 14, 2007. To listen to the playback, please call 877-519-4471, if calling within the United States, or 973-341-3080, if calling internationally. Please use pin number 8375029 for the replay. The company will also have an updated investor presentation posted on its website at www.camcommerece.com.

                          About CAM Commerce Solutions

        CAM Commerce Solutions designs, develops, markets, installs and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company's open architecture software. These integrated solutions include credit and debit card processing, inventory management, point of sale, accounting, Internet sales, gift card and customer loyalty programs, and extensive management reporting. Payment processing services are provided on a transaction based business model. You can visit CAM Commerce Solutions at www.camcommerce.com.

                              Important Information

        Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

                          CAM COMMERCE SOLUTIONS, INC.
                         CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                     THREE MONTHS ENDED
                                               ------------------------------
                                                DECEMBER 31      DECEMBER 31
                                                   2006             2005
                                               -------------    -------------
                                                (Unaudited)      (Unaudited)
REVENUES
  Net payment processing revenues              $       3,465    $       2,578
  Net hardware, software and
   installation revenues                               2,285            3,064
  Net service revenues                                 1,422            1,344
Total net revenues                                     7,172            6,986
COSTS AND EXPENSES
  Cost of payment processing revenues                    130              118
  Cost of hardware, software and
   installation revenues                               1,184            1,665
  Cost of service revenues                               637              594
Total cost of revenues                                 1,951            2,377
Selling, general and administrative expenses           3,663            3,272
Research and development expenses                        383              363
Interest income                                         (305)            (206)
Total costs and expenses                               5,692            5,806
Income before provisions for income taxes              1,480            1,180
Provisions for income taxes                              512              438
Net income                                     $         968    $         742

Basic net income per share                     $        0.24    $        0.19

Diluted net income per share                   $        0.23    $        0.18

Shares used in computing basic net
 income per share                                      3,980            3,849

Shares used in computing diluted
 net income per share                                  4,191            4,096

                          CAM COMMERCE SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS
                      (In thousands, except per share data)

                                                DECEMBER 31    SEPTEMBER 30
                                                   2006            2006
                                               -------------   -------------
                                                        (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                    $      16,369   $      15,196
  Marketable available-for-sale securities             8,101           8,457
  Accounts receivable, net                             2,183           1,936
  Inventories                                            351             391
  Deferred income taxes                                1,000             991
  Other current assets                                   187             138
Total current assets                                  28,191          27,109

Deferred income taxes                                     49              56
Property and equipment, net                              424             484
Intangible assets, net                                   453             445
Other assets                                              70              51
Total assets                                   $      29,187   $      28,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                             $         207   $         301
  Accrued compensation and related expenses            1,008           1,255
  Deferred service revenue and customer
   deposits                                            1,866           1,499
  Cash dividends payable                                 643             594
  Other accrued liabilities                               83             103
  Total current liabilities                            3,807           3,752
Stockholders' equity:
  Common stock, $.001 par value; 12,000
   shares authorized, 4,013 shares issued
   and outstanding at December 31, 2006
   and 3,961 at September 30, 2006                         4               4
  Capital in excess of par value                      22,290          21,634
  Accumulated other comprehensive loss                    --              (6)
  Retained earnings                                    3,086           2,761
  Total stockholders' equity                          25,380          24,393
Total liabilities and stockholders' equity     $      29,187   $      28,145

SOURCE  CAM Commerce Solutions, Inc.
    -0-                             02/07/2007
    /CONTACT: Mathew Hayden, President of Hayden Communications, Inc., +1-858-704-5065, for CAM Commerce Solutions, Inc./
    /Web site:  http://www.camcommerce.com /
    (CADA)